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                                   EXHIBIT A

                              TAG-ALONG AGREEMENT
                              -------------------

       THIS TAG-ALONG AGREEMENT dated as of ____________, 1996 is by the undersigned (the "Obligors") in favor of and for the benefit of the Beneficiaries (as hereinafter defined).

                             PRELIMINARY STATEMENTS

   1. Effective as of the date hereof, STX Acquisition Corp., a Delaware corporation ("Newco"), merged (the "Merger") into Sterling Chemicals, Inc., a Delaware corporation (the "Company"), pursuant to that certain Agreement and Plan of Merger between Newco and the Company dated as of April 24, 1996 (the "Merger Agreement").

   2. Pursuant to the Merger Agreement, certain of the stockholders of the Company retained all or a portion of the shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") held by them immediately prior to the Merger rather than have such shares converted into cash in connection with the Merger (such retained shares of Company Common Stock being herein called the "Rollover Shares").

   3. Pursuant to the Merger Agreement, the outstanding shares of common stock, par value $0.01 per share, of Newco ("Newco Common Stock") were converted into shares of Company Common Stock. Each of the Obligors (i) was the owner of shares of Newco Common Stock and (ii) as a result of the conversion of those shares into Company Common Stock as aforesaid, is now the owner of the number of shares of Company Common Stock set forth below such Obligor's name on the signature pages hereof.

   4. This Agreement is being entered into pursuant to Section 8.02(d) of the Merger Agreement.

       NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor, severally with respect to itself only, hereby agrees as follows:

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION
                         ------------------------------

       Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the following respective meanings, except as otherwise provided herein or as the context shall otherwise require:

       "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly,

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of the power to direct or cause direction of the management and policies of a
Person, whether through the ownership of voting securities, by contract or otherwise.

       "Agreement" means this Tag-Along Agreement, as the same may hereafter be amended, modified or restated and in effect from time to time.

       "Beneficiaries" means each Person (other than any Obligor) who retained Rollover Shares in connection with the Merger, including such Person's permitted assigns.

       "Company" has the meaning specified in the Preliminary Statements of this Agreement.

       "Company Common Stock" has the meaning specified in the Preliminary Statements of this Agreement.

       "Disputants" has the meaning specified in Section 4.02(a).

       "Maximum Amount" has the meaning specified in Section 2.01(b).

       "Merger" has the meaning specified in the Preliminary Statements of this Agreement.

       "Merger Agreement" has the meaning specified in the Preliminary Statements of this Agreement.

       "Newco" has the meaning specified in the Preliminary Statements of this Agreement.

       "Newco Common Stock" has the meaning specified in the Preliminary Statements of this Agreement.

       "Obligors" has the meaning specified in the introductory paragraph of this Agreement.

       "Participating Beneficiary" has the meaning specified in Section 2.01(d).

       "Person" means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, governmental authority or other entity or enterprise.

       "Proposed Transaction" has the meaning specified in Section 2.01(a).

       "Purchaser" has the meaning specified in Section 2.01(b).

       "Restricted Shares" means the shares of Company Common Stock into which the shares of Newco Common Stock owned by the Obligors have been converted pursuant to the Merger.

       "Rollover Shares" has the meaning specified in the Preliminary Statements of this Agreement.

       "Sellers" has the meaning specified in Section 2.01(a).


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       "Tag-Along Notice" has the meaning specified in Section 2.01(c).

       "Transfer" means, with respect to the Restricted Shares of any Obligor, any direct or indirect sale, assignment or other disposition of such Restricted Shares by such Obligor; provided, however, that such term shall not include any sale, assignment or other disposition by such Obligor:

       (a) to one or more other Obligors or to the Company;

       (b) to any Affiliate of such Obligor;

       (c) if such Obligor is a natural person, to (i) a guardian of the estate of such Obligor or (ii) an inter vivos trust primarily for the benefit of such Obligor and/or such Obligor's immediate family;

       (d) if such Obligor is a natural person, to an executor, administrator or guardian of the estate of such Obligor or to the heirs, distributees or legatees of such Obligor under the will of such Obligor or pursuant to the laws of descent and distribution;

       (e) to a Person who acquires such Restricted Shares by operation of law (including pursuant to a property settlement agreement, plan or arrangement approved or ordered by any court);

       (f) pursuant to a gift or charitable contribution;

       (g) pursuant to a public distribution registered under the Securities Act of 1933, as amended (the "Securities Act"), or a sale on the open market through a "brokers' transaction (as that term is defined in subsection (g) of Rule 144 promulgated under the Securities Act);

       (h) pursuant to Rule 144 promulgated under the Securities Act;

       (i) pursuant to a mortgage, pledge or other encumbrance;

       (j) pursuant to bankruptcy or insolvency proceedings or any judicial order, legal process, execution or attachment;

       (k) pursuant to a tender or exchange offer or a merger, consolidation or other similar transaction open to all stockholders of the Company on a pro rata basis at the same price per share and on the same economic terms; or

       (l) if shares of Company Common Stock are listed on any national securities exchange or reported on The Nasdaq Stock Market, in a transaction where the purchase price per Restricted Share being transferred is less than or equal to the then-current market price per share.

       "Transfer Notice" has the meaning specified in Section 2.01(a).


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       Section 1.02.  Interpretation.  In this Agreement, unless a clear contrary intention appears:

       (a) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

       (b) reference to any gender includes each other gender and the neuter;

       (c) all terms defined in the singular shall have the same meanings in the plural and vice versa;

       (d) reference to any Person includes such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment not otherwise permitted by this Agreement;

       (e) reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

       (f) all references to Articles and Sections shall be deemed to be references to the Articles and Sections of this Agreement;

       (g) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

       (h) with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

       (i) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;

       (j) where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person; and

       (k) no provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

                                   ARTICLE II

                                TAG-ALONG RIGHTS
                                ----------------

       Section 2.01. Tag-Along Rights. (a) In the event that, at any time during the term of this Agreement, any Obligor acting alone or two or more of the Obligors acting in concert (the "Sellers", whether one or more) propose to Transfer, in a single transaction or series of related transactions, Restricted Shares representing in the aggregate 51% or more of all of the shares of Company Common Stock then issued and outstanding (on a fully-diluted basis), the Sellers shall give, or cause to be given, written notice (a "Transfer Notice") to the Beneficiaries of such proposed Transfer (a "Proposed Transaction"). For purposes of this Agreement, two or more Obligors will be deemed

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to be acting in concert when they act jointly or on a coordinated basis pursuant to any express or tacit agreement, arrangement or understanding.

       (b) Each Transfer Notice shall (i) specify the total number of Restricted Shares proposed to be disposed of in the Proposed Transaction (the "Maximum Amount"), (ii) specify the proposed purchase price for such Restricted Shares,
(iii) describe the portion of such purchase price payable at the closing of such Proposed Transaction, (iv) describe the amount and any terms of any delayed payment of such purchase price, (v) describe the security (if any) for any such deferred payment and (vi) identify the prospective purchaser of the Restricted Shares proposed to be disposed of in the Proposed Transaction (the "Purchaser").

       (c) Each Beneficiary shall have the right to participate in the Proposed Transaction described in a Transfer Notice on a pro rata basis and at the same price per share and on the same economic terms and conditions applicable to the Sellers, but only if such Beneficiary gives the Sellers written notice of such Beneficiary's desire to so participate within 15 days after receipt of the applicable Transfer Notice by such Beneficiary (a "Tag-Along Notice"). The failure of any Beneficiary to provide the Sellers with a Tag-Along Notice within such 15-day period shall be deemed for all purposes of this Agreement to be an irrevocable election by such Beneficiary to not participate in the relevant Proposed Transaction. Each Tag-Along Notice shall (A) specify the number of Rollover Shares owned by the relevant Beneficiary which such Beneficiary desires to include in relevant Proposed Transaction (the "Participating Shares"), (B) contain an irrevocable agreement of such Beneficiary to sell the Participating Shares to the Purchaser pursuant to the terms of the Transfer Notice and this Agreement and (C) contain a representation of such Beneficiary to the effect that the agreement referred to in the foregoing clause (B) constitutes a legal, valid and binding obligation of such Beneficiary, enforceable against such Beneficiary in accordance with its terms.

       (d) If any Beneficiary shall have given a Tag-Along notice in accordance with paragraph (c) above (a "Participating Beneficiary"), the Sellers shall not Transfer any Restricted Shares to the Purchaser as contemplated by the relevant Transfer Notice unless each Participating Beneficiary is permitted to include in the Proposed Transaction, on terms no less favorable than those applicable to the Sellers, that number of Rollover Shares then owned by such Participating Beneficiary determined by multiplying (i) the number of Participating Shares of such Participating Beneficiary by (ii) a fraction having a numerator equal to the Maximum Amount and a denominator equal to the total number of Restricted Shares then owned by the Sellers providing such Transfer Notice.

       Section 2.02. Terms of Transfer of Rollover Shares. Any transfer of Rollover Shares pursuant to Section 2.01 shall be made at the same price per share and on the same terms and conditions as are set forth in the applicable Transfer Notice and such transfer shall be closed concurrently with the Transfer to the Purchaser of the Restricted Shares described in the Transfer Notice.

       Section 2.03. Costs and Expenses. All reasonable costs and expenses incurred in connection with any transfer made pursuant to Section 2.01, including all costs and disbursements, finders' fees or brokerage commissions and the fees and disbursements of a single counsel representing all shares of Company Common Stock to be transferred in connection therewith, shall

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be allocated pro rata among the Sellers and the Participating Beneficiaries based on the number of shares of Company Common Stock sold by each of them.

       Section 2.04. Application to Transferees. Any transferee that acquires any Restricted Shares pursuant to clause (a), (b), (c), (d), (e) or (f) of the definition herein of Transfer (other than pursuant to a gift or charitable contribution to non-profit organization exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended) shall take such Restricted Shares subject to the terms and conditions of this Agreement. All other transferees of any Restricted Shares shall take such Restricted Shares free from the terms of this Agreement.


                                  ARTICLE III

                                  TERMINATION
                                  -----------

       Section 3.01. Termination. This Agreement shall terminate with respect to any Beneficiary in the event that such Beneficiary delivers a Tag-Along Notice to any Seller and thereafter defaults on its obligation to transfer any Rollover Shares which such Beneficiary has elected to transfer at the closing of the Proposed Transaction described in the applicable Transfer Notice. This Agreement shall automatically terminate with respect to all Beneficiaries on the fifth anniversary of the date of this Agreement.

       Section 3.02.  Effect of Termination.   In the event of any termination
of this Agreement, this Agreement shall become void and there shall be no liability on the part of any Obligor hereunder; provided, however, that nothing herein shall relieve any Obligor for liability for any willful breach hereof prior to such termination.

                                   ARTICLE IV

                                 MISCELLANEOUS
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       Section 4.01.  Notices.  Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the Parties at the following addresses or facsimile numbers:

         (i) if to any Obligor, to the address set forth below such Obligor's name on the signature pages hereof; and

         (ii) if to the Beneficiaries, to the names and addresses of the Beneficiaries as they appear on the stock transfer records of the Company,

or at such other address or number as shall be designated in a notice by any Obligor to the Beneficiaries, given in accordance with this Section 4.01.
Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given (A) in the case of a notice sent by regular mail, three business days after it is duly deposited in the mails, (B) in the case

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of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt, (C) in the case of a notice delivered by hand, when personally delivered, (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt, and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address.

       Section 4.02. Dispute Resolution. (a) In the event of any dispute between the Obligors (or any of them), on the one hand, and any Beneficiaries (or any of them), on the other hand, with respect to any matter covered by this Agreement (including whether the provisions of this Agreement have been complied with), the applicable Obligors and Beneficiaries (the "Disputants") shall first use their best efforts to resolve such dispute between themselves. If the Disputants are unable to resolve the dispute within 15 days, such dispute shall be submitted to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The Disputants will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they are unable to agree upon such appointment within ten days following the 15-day period referred to above. Upon appointment of the mediator, the Disputants agree to participate in good faith in the mediation and negotiations relating thereto for 20 days. If the Disputants are not successful in resolving the dispute through mediation within such 20-day period, either Disputant may submit the dispute to arbitration in accordance with the following provisions of this Section 4.02. The fees and expenses of the mediator shall be borne by the non-prevailing party or, in the event there is no clear prevailing party, as the mediator deems appropriate.

       (b) To submit a dispute to arbitration as contemplated by paragraph (a) above, a Disputant must give written notice to the other Disputant, in which event the dispute shall be settled by arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association except as otherwise provided below. The arbitrators shall have sole discretion with regard to the admissibility of evidence. Each Disputant shall have the right to be represented by counsel. All rulings of the arbitrators shall be in writing, shall be determined by at least a majority of their number and shall be delivered to the Disputants. The fees and expenses of the arbitrators shall be borne by the non-prevailing Disputant or, in the event there is no clear prevailing Disputant, as the arbitrators deem appropriate.

       (c) In the event there is any disputed question of law involved in any arbitration proceeding hereunder, such as the proper legal interpretation of any provision of this Agreement, the arbitrators shall make separate and distinct findings of all facts material to the disputed question of law to be decided and, on the basis of the facts so found, express their conclusion of the question of law. The facts so found shall be conclusive and binding on the Disputants, but any legal conclusion reached by the arbitrators from such facts may be submitted by either Disputant to the courts of the State of Delaware for final determination by initiation of a civil action in the manner provided by law, and the Obligors and the Beneficiaries hereby consent and submit themselves to the jurisdiction of such courts for such purpose. Such action, to be valid, must be commenced within 20 days after receipt of the arbitrators' decision. If no civil action is commenced within such 20-day period, the legal conclusion reached by the arbitrators shall be conclusive and binding on the Disputants. Any such civil action shall be submitted, heard and determined solely on the basis of the facts found by the arbitrators. Neither of the Disputants shall, or shall be entitled to, submit any additional or different facts for consideration by the court. In the event any civil action is commenced under this paragraph (c), the party who prevails or substantially prevails (as determined by the court) in such

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civil action shall be entitled to recover from the other party all of its fees and expenses, including reasonable attorney's fees and court costs, incurred in connection with such action and on appeal.

       (d) Except as limited by paragraph (c) above, the Disputants agree that judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, and the Disputants hereby consent and submit themselves to the jurisdiction of the courts of the State of Delaware for purposes of the enforcement of any arbitration award. In the event legal proceedings are commenced to enforce the rights awarded in any arbitration proceeding hereunder, the party who prevails or substantially prevails (as determined by the court) in such legal proceeding shall be entitled to recover from the other party all of its fees and expenses, including reasonable attorneys' fees and costs of court, incurred in connection with such legal proceeding and on appeal.

       (e) All arbitration and mediation conferences and hearings pursuant to this Section 4.02 shall be conducted in Wilmington, Delaware or at such other place as the Disputants may mutually agree.

       Section 4.03. Benefit and Burden. This Agreement shall inure to the benefit of and shall be binding upon, the Obligors and the Beneficiaries and their respective executors, personal representatives, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

       Section 4.04. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other Person other than the Obligors and the Beneficiaries and their respective heirs, executors, administrators, personal representatives and permitted assigns, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any other Person.

       Section 4.05. Assignments. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (i) by any Obligor, without the prior written consent of the Beneficiaries or (ii) by any Beneficiary, except in connection with the transfer of Rollover Shares to such assignee.

       Section 4.06. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

       Section 4.07. Governing Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

       Section 4.08. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, arrangements and understandings between the Parties (whether written, oral or otherwise) with respect to the subject matter hereof. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the Parties concerning the subject matter hereof except as set forth herein.

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       IN WITNESS WHEREOF, the Obligors have executed this Agreement as of the date first above written.


                                 OBLIGORS:



                                  By:_________________________________
                                  Printed Name:_______________________
                                  Title:______________________________
                                  Number of Restricted Shares:________

                                  Address:

                                  ____________________________________
                                  ____________________________________
                                  ____________________________________
                                  Telephone Number:___________________
                                  Facsimile Number:___________________



                                  ____________________________________
                                  Spouse (if applicable)

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